SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

The Dow Chemical Company

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PLEASE VOTE YOUR PROXY TODAY

April 12, 2012

Dear Fellow Stockholders:

We previously mailed to you proxy materials in connection with the Annual Meeting of Stockholders of The Dow Chemical Company (the “Company”) to be held on May 10, 2012. We encourage you to take part in the governance of your Company by voting your shares if you have not already done so, and specifically ask for your support in voting “FOR” all director nominees, and “FOR” proposal 2 to ratify accountants.

In addition, following is a summary of our position regarding proposals #3 through #7 in the Proxy:

Proposal #3—Advisory Resolution to Approve Executive Compensation: Dow’s executive compensation aligns with our Pay for Performance philosophy. Our executive compensation for 2011 was tied to strong financial results: Dow delivered double-digit top- and bottom-line growth, achieved record sales and equity earnings, increased its dividend and strengthened its balance sheet. Notwithstanding these achievements, executives received an overall reduction in compensation in 2011 compared to 2010, as the Company fell short of aggressive internal targets – reflecting our commitment to align executive pay with specific financial measures and goals. We recommend you vote FOR this advisory resolution.

Proposals #4—#5—Management Proposals for Equity Plans: There are two management-sponsored proposals related to Dow’s equity plans, the 2012 Stock Incentive Plan and the 2012 Employee Stock Purchase Program. Both programs align employee actions with long-term management and stockholder goals, and provide rewards consistent with the creation of shareholder value. We recommend you vote FOR these proposals.

Proposal #6—Stockholder Proposal on Shareholder Action by Written Consent: Dow believes this proposal could disenfranchise stockholders by making it possible for a single stockholder or a small group with a narrow agenda to accumulate a short-term voting position and use the consent procedure to take action without a meeting, without prior notice to the other stockholders or the Company, and without giving all stockholders an opportunity to participate and consider arguments for and against any action. The proposal also is unnecessary because our governing documents permit holders of 25% or more of Dow’s shares to call a special meeting of stockholders, thus giving all stockholders the opportunity to participate in any voting decisions. We therefore recommend you vote AGAINST this proposal.

Proposal #7—Stockholder Proposal for Independent Board Chairman: Dow believes this proposal could have adverse consequences by mandating a rigid, one-size-fits-all structure that limits the Board’s ability to manage its operations in a manner that best serves stockholders and Dow. The Board believes its corporate governance structure, coupled with its independent “Lead Director” position (created in 2003) makes an independent chairman requirement unnecessary. This, combined with the fact that Dow has an overwhelming majority of independent directors and independent board committees, is very much in-line with governance best practices. We recommend you vote AGAINST this proposal.

Additional information regarding each of these proposals can be found at www.proxy.dow.com. If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., which is assisting us, toll-free at 1-800-269-6427. Thank you for your continued support.

Sincerely,

Charles J. Kalil

Executive Vice President

General Counsel and Corporate Secretary

®™ Trademark of The Dow Chemical Company

3 EASY WAYS TO VOTE

Help your Company avoid the expense of further solicitation by voting today. You may use one of the following simple methods to vote your shares:

1. Vote by Telephone. Call the toll-free number listed for this purpose on your proxy or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

2. Vote by Internet. Go to the website listed on your proxy or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

3. Vote by Mail. Mark, sign, date and return your proxy or voting instruction form in the postage-paid return envelope provided.

PLEASE ACT TODAY